Exhibit 10.1

Execution Version

This AMENDED AND RESTATED LETTER AGREEMENT (this “Letter Agreement”) is entered into as of March 7, 2018, as amended and restated as of April 25, 2018, among LSB Industries, Inc. (the “Company”), and LSB Funding LLC (the “Purchaser” or “Funding LLC”).

This Letter Agreement makes reference to: (a) that certain Securities Purchase Agreement, dated as of December 4, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Securities Purchase Agreement”), among the Company, the Purchaser and the other parties thereto, pursuant to which the Company has issued and sold to the Purchaser, and the Purchaser has purchased from the Company, among other Securities (as defined therein), 210,000 shares of the Company’s Series E Cumulative Redeemable Class C Preferred Stock, no par value per share (the “Series E Preferred Shares”); (b) that certain Certificate of Designations of Series E Cumulative Redeemable Class C Preferred Stock of the Company, signed as of the 4th day of December 2015 (the “Certificate of Designations”); and (c) that certain Letter Agreement entered into as of March 7, 2018 (the “Original Letter Agreement”) among the Company and Purchaser, which agreement is being amended and restated by this Letter Agreement. Capitalized terms used but not defined in this Letter Agreement are used as defined in the Securities Purchase Agreement.

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Funding LLC hereby represent, acknowledge and agree as follows:

1.	The Company intends to refinance (or amend, extend or otherwise modify) the obligations outstanding under the Indenture prior to the existing maturity date of the notes issued thereunder (the “Refinancing”).

2.	In order to facilitate the Refinancing, subject to the terms and conditions hereof, Funding LLC hereby agrees to effectively extend the Original Redemption Date (as defined under the Certificate of Designations) for the Series E Preferred Shares to a date that is six (6) months immediately following the stated maturity date of the notes issued under the Refinancing; provided, such stated maturity date is no greater than five (5) years from the closing date of the Refinancing (the “Series E Extension”).

3.

Upon the occurrence of the Effective Time (as defined below): (a) Funding LLC hereby (i) consents to, and agrees to be bound by, the Series E Extension (and any amendments to the Securities Purchase Agreement necessary to further evidence the Series E Extension, and solely the Series E Extension; and any such terms to be reflected in such amendments to the Securities Purchase Agreement in form and substance reasonably agreed to by Funding LLC and the Company, and (ii) consents to the issuance of a new series of preferred shares of capital stock of the Company in exchange for the Series E Preferred Shares which, after giving effect thereto, in addition to the existing terms and conditions of the existing Series E Preferred Shares, shall evidence the Series E Extension and the Series E Extension Terms, and solely the Series E Extension and the Series E Extension Terms (the foregoing consents and amendments in this clause (a) shall be collectively referred to herein as the “Funding Agreements”); and (b) subject to the terms and conditions hereof (including the Funding Agreements), the Company hereby consents to, and agrees to be bound by, the Series E Extension Terms.

4.	The Funding Agreements and each of Funding LLC’s and the Company’s consents and agreements to be bound thereunder and hereunder shall become effective immediately when (the “Effective Time”):

a.	The Company shall have paid to Purchaser an aggregate amount equal to 1.375% of outstanding Series E Preferred amount and PIK dividends as of the closing of the Refinancing; and

b.	The Refinancing shall have been consummated and the documentation related thereto shall permit the Series E Extension Terms.

5.	In consideration for the execution, delivery and performance of the Funding Agreements and upon the Effective Time, each of Funding LLC and the Company hereby agrees to each of the following terms (the “Series E Extension Terms”) which such terms shall be included in the Funding Agreements and, with respect to clause (b) below, the Refinancing documentation:

a.    The Company, upon the prior consent and direction of Funding LLC, shall cause the issuance of a new series of preferred shares of capital stock of the Company in exchange for the existing Series E Preferred Shares which, after giving effect thereto in addition to the existing terms and conditions of the existing Series E Preferred Shares, shall reflect that the per annum dividend rate on the new series of preferred shares (taken together with any exchanged or new series of preferred shares) shall be (i) increased by 0.50% on the 3rd anniversary of the Refinancing, (ii) increased by an additional 0.50% on the 4th anniversary of the Refinancing, and (iii) increased by an additional 1.0% on the 5th anniversary of the Refinancing;

b.    In the event available cash of the Company (including amounts that are available to be drawn under the Company’s revolving loan facilities up to but in not in excess of $35.0 million) is in excess of $65.0 million (the “Excess Liquidity Amounts”), after giving effect to the amount of principal obligations (plus, if applicable, accrued interest and premiums thereon) required to be redeemed under the Refinancing documentation in connection with a proposed prepayment of Series E Preferred Shares, the Company may elect pursuant to the applicable provision permitting payments on account of the principal amount of the Series E Preferred Shares in the Refinancing documentation, to (x) pay all current accrued dividends (in inverse order of aging) on the Series E Preferred Shares in cash to Purchaser (in lieu of PIK) and (y) thereafter, immediately prepay the outstanding principal amount on the Series E Preferred

Shares, in each case until such time as the Excess Liquidity Amounts are reduced to zero; and

c.    Following the Effective Time, the Company shall not amend, restate or otherwise modify the terms of the Refinancing documentation to adversely affect the ability of the Company to comply with the Series E Extension Terms without the prior written consent of Funding LLC. The parties hereto shall cooperate in good faith to promptly enter into such documentation as necessary to effectuate the Series E Extension Terms.

6.	Each party hereto represents and warrants to the other party hereto that this Letter Agreement has been duly authorized on the part of such party by all corporate or other applicate entity action and, when executed and delivered by all patties hereto, will constitute a valid and legally binding obligation of such party, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and the effect of rules of law governing the availability of equitable remedies. The Purchaser represents and warrants to the Company that either (a) it has not transferred or assigned any of its rights with respect to the Series E Preferred Shares to any other person or (b) to the extent it has transferred or assigned any of its rights with respect to the Series E Preferred Shares to any other person, the agreements made by the Purchaser herein are binding on behalf of such other person. This Letter Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors in interest and assigns, including, for the avoidance of doubt, any future assignee, transferee or holder of the Series E Preferred Shares (or any new series of preferred shares of capital stock of the Company of the type referred to in paragraphs 3 and 5(a) above) or of rights or obligations with respect thereto.

7.	The Company hereby covenants and agrees to reimburse the Purchaser for all costs, fees and expenses (including reasonable fees of legal counsel) incurred thereby in connection with the review, negotiation, execution and delivery of this Letter Agreement, the Series E Extension and the Funding Agreements.

8.	Each party acknowledges that its obligations hereunder (including to implement the Series E Extension) are unique and recognizes and affirms that money damages may be inadequate and that the other parties hereto may have no adequate remedy at law. Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies in law or in equity, to enforce such party’s rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting bond or security).

9.	This Letter Agreement supersedes and replaces the Original Letter Agreement with effect as of the date of the Original Letter Agreement.

10.	The terms and conditions of this Letter Agreement shall be governed by the internal laws of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be duly executed as of the date first written above.

LSB FUNDING LLC

By:	/s/ Anthony D. Minella
	Name:	Anthony D. Minella
	Title:	Manager

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
	Name:	Daniel D. Greenwell
	Title:	Chairman and CEO